EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

WF International Limited:

We hereby consent to the inclusion in the foregoing Registration Statement of WF International Limited and its subsidiaries (collectively the “Company”) on the Form F-1 of our report dated on April 11, 2024, relating to our audits of the accompanying consolidated balance sheet of the Company as of September 30, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity and cash flows for the years ended September 30, 2023 and 2022.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 11, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.710 Email: admin@zhcpa.us